EXHIBIT 21

                SUBSIDIARIES OF JONES APPAREL GROUP, INC.



                                  State or County   Percentage of Voting
Name                              of Incorporation  Securities Owned *
---------------                   ----------------  --------------------

Jones Apparel Group USA, Inc.        Pennsylvania           100%

Melru Corporation                    New Jersey             100%

Jones Apparel Group Canada Inc.      Canada                 100%

Jones Investment Co., Inc.           Delaware               100%

Jones Apparel Group Holdings, Inc.   Delaware               100%

Jones Holding Corporation            Delaware               100%

Jones Management Service Company     Delaware               100%

Jones Factor Company                 Delaware               100%

Jones International Limited          Hong Kong              100%

Bongal Company Limited               Hong Kong              100%

Jones Apparel Group (HK) Ltd.        Hong Kong              100%

Jones Far East Ltd.                  Hong Kong              100%

Vestamex S.A. De C.V.                Mexico                 100%

Camisas de Juarez S.A. de C.V.       Mexico                 100%

Sun Apparel, Inc. (formerly          Delaware               100%
 SAI acquisition Corp.)

Sun Apparel, Inc. (Delaware)         Delaware               100%

Lone Star Selling Group, Inc.        New York               100%

RL Management, Inc.                  Delaware               100%

Import Technology of Texas, Inc.     Texas                  100%

Sun Apparel of Texas, Ltd.           Texas                  100%

Maquilas Pami S.A. de C.V.           Mexico                 100%

CNC West Division, S.A. de C.V.      Mexico                 100%


* Directly or Indirectly